Exhibit 99.1

Sharplink Reports Third Quarter 2026 Financial and Operating Results

Strong Financial Performance Reflects Continued Execution of Active

Treasury Management and Disciplined Capital Allocation

Revenue up 24% YoY to $13.5 Million; Net Income of $751.4 Million or $3.45 Per Diluted Share

MIAMI, FL — November 9, 2026 — Sharplink, Inc. (Nasdaq: SBET) (“Sharplink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today reported financial and operating results for the three and nine months ended September 30, 2026, along with an update on its ETH treasury strategy.

“Our strong third quarter performance reflects our progress in executing our Ethereum treasury strategy and further strengthening our institutional-grade treasury platform,” said Joseph Chalom, Chief Executive Officer of Sharplink. “We are focused on maximizing the productivity of our ETH holdings, maintaining a disciplined approach to capital allocation and supporting the broader Ethereum ecosystem. Our relentless focus translates into tangible financial results, highlighted by double-digit revenue growth, improved operating leverage and a material increase in net income. We believe these results reinforce the strength of our strategy and the opportunities ahead as Ethereum continues to gain traction across global financial markets.”

Continuing, Chalom noted, “During the quarter, we made meaningful progress putting our ETH treasury to work, completing our $200 million Lido staking allocation and beginning capital deployment through the Galaxy Sharplink Onchain Yield Fund. These milestones reflect our belief that ETH should be managed as a productive operating asset rather than simply held for potential appreciation. Our permanent capital base enables us to pursue longer-duration treasury deployments and differentiated yield opportunities, while maintaining a disciplined approach to risk management. As Ethereum’s institutional adoption continues to accelerate, we believe Sharplink is well-positioned to leverage our scale, institutional expertise and ecosystem relationships to generate incremental ETH, grow ETH-per-share and create sustainable long-term value for shareholders.”

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Third Quarter 2026 Highlights

Income Statement and Balance Sheet

●	Total revenue increased 24% to $13.5 million for the three months ended September 30, 2026, compared with $10.8 million in the prior-year quarter. Staking revenue grew 27% to $13.1 million from $10.3 million, reflecting Sharplink’s ongoing ETH treasury management activities.
●	SG&A expenses decreased 8% to $11.0 million, compared with $12.0 million in the prior-year quarter, as the Company continued to carefully manage the operating costs of its treasury platform.
●	Net income increased to $751.4 million, or $3.45 per diluted share, compared with net income of $104.3 million, or $0.62 per diluted share, in the prior year quarter. The increase was driven principally by unrealized and realized gains on crypto assets.

○	Unrealized gains: $676.7 million primarily reflecting ETH market conditions in the third quarter of 2026.
○	Net realized gain: $75.2 million primarily related to ETH treasury activities, including liquid staking transactions.
○	Unrealized gains reflect changes in the fair value of the Company’s ETH holdings and do not represent cash proceeds or a change in the number of ETH and ETH-equivalent tokens held; however, impairment charges reduce the carrying value of LsETH, weETH, and wstETH under U.S. GAAP and are not reversed for subsequent market recoveries.

●	Cash and cash equivalents totaled $47.9 million as of September 30, 2026, compared with $28.5 million as of December 31, 2025.

Joseph Lubin, Chairman of Sharplink and Co-Founder of Ethereum, added, “Ethereum is rapidly evolving into foundational infrastructure for the next generation of global finance, supported by accelerating institutional adoption and continued advancements in its underlying technology. From JPMorgan’s expansion of its institutional deposit token to Ethereum mainnet to the growing tokenization of financial assets by leading global asset managers, these developments underscore Ethereum’s expanding role across payments, asset management and financial-market infrastructure. Combined with its ongoing technological advancements, deep liquidity and commitment to security, we believe Ethereum is uniquely positioned to support the next generation of global financial activity. As institutional adoption accelerates and more economic activity moves onchain, Sharplink is well-positioned to participate in Ethereum’s continued growth through its actively managed ETH treasury and commitment to supporting the broader ecosystem.”

Ethereum Treasury and Operational Highlights

●	Sharplink’s ETH holdings totaled approximately 892,708 ETH[1] as of September 30, 2026, and 895,117 ETH[2] as of November 2, 2026.
●	Crypto assets totaled approximately $2.1 billion as of September 30, 2026, valued in accordance with U.S. GAAP.

1 Total ETH holdings held as of September 30, 2026, comprised of 602,361 native ETH, 135,516 ETH as-if redeemed from LsETH, 73,334 ETH as-if redeemed from weETH, and 81,497 ETH as-if-redeemed from wstETH, using a conversion date of September 30, 2026.

2 Total ETH holdings held as of November 2, 2026, comprised of 603,953 native ETH, 135,868 ETH as-if redeemed from LsETH, 73,601 ETH as-if redeemed from weETH, and 81,695 ETH as-if-redeemed from wstETH, using a conversion date of November 2, 2026.

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●	Completed the staking of $200 million of ETH through Lido on September 28, 2026, receiving wrapped staked ETH (wstETH) and expanding Sharplink’s liquid staking capabilities. The allocation is designed to generate protocol staking rewards while providing access to additional onchain opportunities.
●	The Galaxy Sharplink Onchain Yield Fund (the “Fund”), launched in August 2026 with $125 million in initial commitments consisting of $100 million from Sharplink and $25 million from Galaxy Digital. The Fund began deploying capital into select onchain opportunities in Q3.
●	Made a strategic equity investment in Blockspace, an Ethereum infrastructure company focused on validation and staking infrastructure.

Conference Call Details

Sharplink’s executive team will host a conference call, followed by a question-and-answer period this morning, Monday, November 9, 2026, beginning at 8:30 AM ET. Please use one of the following methods to access the call:

●	Date: Monday, November 9, 2026
●	Time: 8:30 AM ET
●	Toll-free dial-in number: (877) 407-2988
●	International dial-in number: (201) 389-0923
●	Webcast: Sharplink’s Q3 2026 Earnings Call

Participants can also access Sharplink’s earnings call using the call me option here for instant telephone access to the event, which will be active 15 minutes before the scheduled start time.

A telephonic replay will be available approximately three hours after the conference call concludes through Monday, November 23, 2026.

●	Toll-free replay number: (877) 660-6853
●	International replay number: (201) 612-7415
●	Replay ID: 13762953

A link to the live webcast and replay will also be available at https://www.sharplink.com/investors.

For more detailed information, please refer to the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2026, filed with the U.S. Securities and Exchange Commission, and accessible at www.sec.gov or on Sharplink’s website found at www.sharplink.com.

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About Sharplink, Inc.

Sharplink (Nasdaq: SBET) is a leading institutional-grade Ethereum treasury platform designed to give public market investors smarter, more productive exposure to ETH. Ethereum underpins the majority of global stablecoin, tokenized real-world assets and decentralized finance settlement. Sharplink was founded in 2019 and is headquartered in Miami, Florida. Learn more at www.sharplink.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and potential partnerships; the Company’s Ethereum treasury strategy and expected common stock per-share effects; the Company’s staking activities and investment in the Fund, and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words, but the absence of these words does not mean that a statement is not forward looking. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the potential use of the Company’s ATM facility; the Company’s ability to repurchase additional shares of its common stock under its stock repurchase program; the Company’s ability to achieve and sustain profitable operations; volatility in the market price of ETH and its resulting impact on the Company’s accounting and financial reporting; changes in government regulation of cryptocurrencies and online betting; changes in securities laws or other applicable regulations; fluctuations in customer demand and overall economic conditions; competitive pressures, including competing products, pricing, and sales cycles; the protection and enforcement of the Company’s proprietary rights; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. Under U.S. GAAP entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for certain other types of crypto assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of the crypto assets below the cost value at which the Company’s crypto assets are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update the forward-looking statements in this press release.

CONTACT:

Sharplink’s Investor Relations Contact:
Sean Mansouri, CFA or Aaron D’Souza | Elevate IR
Phone: (720) 330-2829
Email: ir@sharplink.com

Sharplink’s Media Contact:
Email: media@sharplink.com

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SHARPLINK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current Assets
Cash	$47,902	$28,539
USDC stablecoin	-	1,882
Accounts receivable, net of allowance for credit losses of $0 for both periods presented	649	221
Prepaid expenses and other current assets	565	511
Total current assets	49,116	31,153

Crypto assets at fair value	1,615,154	1,899,683
Crypto assets at cost	481,958	500,912
Investments at fair value	24,840	-
Other assets	717	18
Total assets	$2,171,785	$2,431,766

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$6,078	$12,749
Total current liabilities	6,078	12,749

Long-Term Liabilities
Other long-term liabilities	25	-
Total liabilities	6,103	12,749

Commitments and Contingencies (Note 11)

Stockholders’ Equity
Common Stock, $0.0001 par value; authorized shares 2,500,000,000; issued 221,338,297 and 198,646,255, respectively; outstanding shares: 217,267,066 and 196,707,797, respectively	22	20
Treasury stock, 4,071,231 and 1,938,458 shares of Common Stock at cost	(41,743)	(31,721)
Additional paid-in capital	3,348,191	3,263,114
Accumulated deficit	(1,140,788)	(812,396)
Total stockholders’ equity	2,165,682	2,419,017
Total liabilities and stockholders’ equity	$2,171,785	$2,431,766

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SHARPLINK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue from staking	$13,056	$10,274	$35,718	$10,302
Revenue from affiliate marketing	400	570	1,324	1,980
Total revenue	13,456	10,844	37,042	12,282

Gains (losses) from operations
Realized gain on crypto assets, net	75,215	6,308	88,653	11,681
Unrealized gain (loss) on crypto assets at fair value, net	676,695	107,326	(150,971)	104,889
Total gains (losses) from operations, net	751,910	113,634	(62,318)	116,570

Operating expenses
Cost of revenues from affiliate marketing	280	431	970	1,529
Selling, general, and administrative expenses	11,013	12,024	29,954	15,523
Stock-based compensation, related party	-	131	-	16,510
Impairment of crypto assets at cost	1,040	6,950	268,803	94,763
Total operating expenses	12,333	19,536	299,727	128,325

Operating income (loss)	753,033	104,943	(325,003)	527

Other income
Interest income	516	119	897	168
Other income (expense)	(2)	-	(2)	-
Total other income	514	119	895	168

Net income (loss) before income taxes	753,547	105,062	(324,108)	695
Income tax expense	(2,104)	(792)	(4,284)	(822)
Net income (loss)	$751,443	$104,270	$(328,392)	$(127)
Denominator for net income (loss) per share:
Basic weighted average shares	217,248,324	149,056,400	212,017,112	63,214,826
Diluted weighted average shares	217,516,138	167,172,597	212,017,112	63,214,826
Net income (loss) per share - basic	$3.46	$0.70	$(1.55)	$(0.00)
Net income (loss) per share - diluted	$3.45	$0.62	$(1.55)	$(0.00)

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